Registration No. 333-

As filed with the Securities and Exchange Commission on November 7, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

801 Marquette Avenue South

Minneapolis, Minnesota 55402

(Address of principal executive offices,

 including zip code)

DELUXE CORPORATION DEFERRED COMPENSATION PLAN

(2024 RESTATEMENT)

(Full title of the plan)

Jeffrey L. Cotter

SVP, Chief Administrative Officer and General Counsel

Deluxe Corporation

801 Marquette Avenue South

Minneapolis, Minnesota 55402

(651) 483-7111

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Deluxe Corporation (the “Registrant” or “Deluxe”) for the purpose of registering $10,000,000 of deferred compensation obligations of the Registrant under the Deluxe Corporation Deferred Compensation Plan (2024 Restatement) (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed on May 3, 2024, August 2, 2024, and November 7, 2024 respectively;

(c)	the Company’s Current Reports on Form 8-K filed on January 16, 2024, March 14, 2024, April 29, 2024, May 1, 2024 (Two filings), August 15, 2024, August 20, 2024 and October 31, 2024; and

(d)	the description of the Company’s common stock contained in Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in any amendment, registration statement or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities offered hereby are Deferred Compensation Obligations (as defined below) of Deluxe which are being offered to eligible employees of Deluxe and its subsidiaries under the Plan. The Plan permits participants to defer base salary, hiring bonuses and cash incentive compensation in accordance with the terms of the Plan. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary, hiring bonuses and cash incentive compensation deferred by participants under the Plan are referred to as “Deferred Compensation Obligations.” The Deferred Compensation Obligations are denominated and paid in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations are not convertible into another security of Deluxe.

In connection with the Plan, Deluxe has created a non-qualified grantor trust (the “Trust”), commonly known as a “Rabbi Trust.” On a semi-annual basis, Deluxe will determine the amount needed to pay the accrued liabilities under the Plan, and will fund the Trust at a level equal to 100% or greater of those liabilities. Although the assets of the Trust are set aside to be used solely to pay benefits under the Plan, the assets of the Trust are subject to the claims of general creditors of Deluxe. As a result, the Deferred Compensation Obligations will be unsecured obligations of Deluxe to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured indebtedness of Deluxe from time to time outstanding.

The amounts of base salary, hiring bonuses and cash incentive compensation deferred by a participant (a “Deferral”) will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment options. The investment options are selected by Deluxe’s Compensation Committee of the Board of Directors, or whomever the Committee delegates such authority, and the investment among those options is selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds, with different degrees of risk. Participants may reallocate amounts among the various investment options on a quarterly basis. The deferrals will not actually be invested in the investment options available under the Plan.

Deluxe will also credit to participants’ deferral accounts certain amounts specified in the Plan related to Deluxe’s compensation-based benefit plans.

Deluxe reserves the right to amend, modify or terminate the Plan at any time.

A participant’s rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5. Interests of Named Experts and Counsel.

Jeff Cotter, who is providing an opinion of counsel with respect to the securities to which this Registration Statement on Form S-8 relates, is an employee and officer (Chief Administrative Officer, Senior Vice President and General Counsel) of the Registrant. As of November 7, 2024, Mr. Cotter owned (i) stock options to purchase 100,725 shares of Deluxe common stock, 95,842 of which are currently exercisable, and (ii) 43,515 shares of Deluxe common stock underlying unvested restricted stock units, all of which were awarded to him in his capacity as an employee of the Registrant. As of November 7, 2024, Mr. Cotter also owns 27,284 shares of the Registrant’s common stock. Mr. Cotter is eligible to participate in the Deluxe Corporation Deferred Compensation Plan.

Item 6. Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires Deluxe to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Deluxe against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively, “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

Article XII of Deluxe’s Amended and Restated Articles of Incorporation provides that no director of Deluxe shall be personally liable to Deluxe or its shareholders for monetary damages for breach of fiduciary duty by such director as a director. Article XII does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to Deluxe or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

Article V of the Bylaws of Deluxe provide that Deluxe shall indemnify all officers and directors of Deluxe for such expenses and liabilities, in such manner, under such circumstances and to the fullest extent as permitted by the MBCA. Unless otherwise approved by the board of directors, Deluxe shall not indemnify any officer or director of Deluxe who is not otherwise entitled to indemnification pursuant to the prior sentence.

Deluxe maintains an insurance policy or policies to assist in funding the indemnification of directors and officers for certain liabilities.

Item 7. Exemption from Registration Claimed.

    Not Applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

4.2	Bylaws, as amended on February 16, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 21, 2023).

4.3	Description of Deluxe Corporation Common Stock Registered Under Section 12 of the Exchange Act of 1934 (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019).

5.1*	Opinion of Jeffrey L. Cotter.

10.1*	Deluxe Corporation Deferred Compensation Plan (2024 Restatement).

23.1*	Consent of Jeffrey L. Cotter (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney.

107*	Filing Fee Table.

*Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 7, 2024.

DELUXE CORPORATION

By: /s/ Jeffrey L. Cotter
Jeffrey L. Cotter
Senior Vice President,
Chief Administrative Officer and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 7, 2024.

Signature	Title

/s/ *	President and Chief Executive Officer and Director
Barry C. McCarthy	(Principal Executive Officer)

/s/ *	Senior Vice President, Chief Financial Officer
William C. Zint	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director
Angela L. Brown

/s/ *	Director
William C. Cobb

/s/ *	Director
Paul R. Garcia

/s/ *	Director
Cheryl E. Mayberry McKissack

/s/ *	Director
Thomas J. Reddin

/s/ *	Director
Martyn R. Redgrave

/s/ *	Director
John L. Stauch

/s/ *	Director
Telisa L. Yancy

*By: /s/ Jeffrey L. Cotter
Jeffrey L. Cotter, attorney-in-fact